UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2019

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1800 Bering, Suite 510
Houston, Texas 77057
(Address of principal executive office, including zip code)

(817) 585-9001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Securities registered pursuant to Section 12(b) of the Act

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LLEX	NYSE American

Item 1.01	Entry into a Material Definitive Agreement.
Sale of Non-Operated Interest in Undeveloped Assets

On July 31, 2019, Company entered into and consummated the transactions contemplated by the Purchase and Sale Agreement by and between Company, as seller, and Winkler Lea WI, L.P., a Delaware limited partnership (“WLWI”), as buyer (the “WI Sale Agreement”).

Pursuant to the WI Sale Agreement, effective as of July 1, 2019, Company sold an undivided forty-nine percent (49%) of its right, title, and interest in and to certain undeveloped assets located in Winkler and Loving Counties, Texas. The conveyed interest under the WI Sale Agreement consisted of approximately 749 net acres, with the Company retaining operatorship.

The WI Sale Agreement further contemplates that Company will drill, complete, and equip five (5) commitment wells after the closing on the assets jointly owned by Company and WLWI following the transactions contemplated by the WI Sale Agreement (the “Joint Assets”). Contemporaneously with its payment of the purchase price, WLWI funded its proportionate share of the development costs to drill, complete, and equip such commitment wells as set forth in the current authorizations for expenditure applicable to such commitment wells.

The WI Sale Agreement includes post-closing covenants with respect to the joint exploration, development, and production of oil, gas, and other hydrocarbons from the Joint Assets, including, without limitation, (a) a right or obligation of Company, as applicable, to repurchase all, but not less than all, of WLWI’s interest in the Joint Assets for a period of three (3) years, (b) certain transfer restrictions, rights, and obligations and certain other requirements for assignment, (c) tag-along rights of WLWI with respect to transfers by Company of its interests in the Joint Assets, (d) drag-along rights of Company with respect to the interests of WLWI in the Joint Assets being transferred, and (e) agreements with respect to the marketing of oil, gas, and other hydrocarbons from the Joint Assets, including the designation of Company as the marketing agent for such oil, gas, and other hydrocarbons.

Company and WLWI have made customary representations, warranties, and covenants in the WI Sale Agreement with respect to the sale of the conveyed assets. Company and WLWI have generally agreed to indemnify each other for breaches of the representations, warranties, and covenants contained in the WI Sale Agreement and for certain assumed and retained liabilities, subject to certain thresholds, deductibles, and caps. WLWI is affiliated with Värde Partners, Inc. The Board of Directors of Company retained a financial advisor to assist them with their evaluation of the foregoing transaction.

Sale of ORRI

On July 31, 2019, Company entered into and consummated the transactions contemplated by the Purchase and Sale Agreement by and between Company, as seller, and Winkler Lea Royalty, L.P., a Delaware limited partnership (“WLR”), as buyer (the “ORRI Sale Agreement”).

Pursuant to the ORRI Sale Agreement, effective as of July 1, 2019, Company sold an overriding royalty interest in and to certain producing and non-producing assets located in Winkler and Loving Counties, Texas, and Lea County, New Mexico. The overriding royalty interest is equal to the positive difference, if any, between twenty-five percent (25%), and existing royalties and other burdens, subject to proportionate reduction and the other terms and conditions set forth in the instrument of conveyance. The conveyed interest under the ORRI Sale Agreement consisted of approximately 1,446 net royalty acres.

The ORRI Sale Agreement contemplates a right or obligation of Company, as applicable, to repurchase all, but not less than all, of WLR’s interest in the conveyed overriding royalty interest for a period of three (3) years. The ORRI Sale Agreement also contains certain restrictions on WLR’s right to transfer such overriding royalty interest during such three (3) year period.

Company and WLR have made customary representations, warranties, and covenants in the ORRI Sale Agreement with respect to the sale of the conveyed assets. Company and WLR have generally agreed to indemnify each other for breaches of the representations, warranties, and covenants contained in the ORRI Sale Agreement and for certain assumed and retained liabilities, subject to certain thresholds, deductibles, and caps. WLR is affiliated with Värde Partners, Inc. The Board of Directors of Company retained an independent third-party financial advisor to assist them with their evaluation of the foregoing transaction.

The aggregate proceeds received by the Company in connection with the WI Sale Agreement and the ORRI Sale Agreement were approximately $39 million.
The foregoing descriptions of the terms of the WI Sale Agreement and the ORRI Sale Agreement are not complete and are qualified in their entirety by reference to the full copies of the WI Sale Agreement and the ORRI Sale Agreement, filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8‑K.

Item 2.01    Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Purchase and Sale Agreement by and between Lilis Energy, Inc. and Winkler Lea WI, L.P. dated July 31, 2019.
10.2*	Purchase and Sale Agreement by and between Lilis Energy, Inc. and Winkler Lea Royalty, L.P. dated July 31, 2019.
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2019                    LILIS ENERGY, INC.

By: /s/ Joseph C. Daches
Joseph C. Daches
Interim Chief Executive Officer, President, Chief Financial Officer and Treasurer